UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2023

Ocean Biomedical, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40793	87-1309280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

55 Claverick St., Room 325

Providence, RI 02903

(Address of Principal Executive Offices)

(401) 444-7375

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	OCEA	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock at an exercise price of $11.50	OCEAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, Ocean Biomedical, Inc. (the “Company”) and White Lion Capital LLC (“White Lion”) are parties to a common stock purchase agreement dated September 7, 2022 (the “Common Stock Purchase Agreement”) under which the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $75,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement..

Effective October 4, 2023, the Company and White Lion entered into a first amendment to the Common Stock Purchase Agreement (the “Amendment”). The Amendment is intended to afford the Company greater flexibility and provide the Company an additional alternative to issue a “Purchase Notice” under the Common Stock Purchase Agreement whereby if the opening sale price of the Company’s common stock on the notice date is $9.00 or greater the Company may request White Lion to purchase from the Company, on a fixed basis, newly issued shares of Company common stock on the same day of the Fixed Purchase Notice (as defined in the Amendment) at a fixed price of $7.00 per share. Any fixed purchase request submitted by the Company is subject to the limitation that the maximum number of shares the Company may request White Lion to purchase at any one time is capped at the lesser of 50,000 shares or that number of shares, when aggregated with all other shares of Company common stock then beneficially owned by White Lion, that would cause White Lion to be deemed to beneficially own greater than 9.99% of the Company’s outstanding common stock. The Company is limited to one such notice per day, as well as a one trading day cooling off period, both of which may be waived by White Lion in its discretion. The Amendment provides the time frame and manner by which fixed purchase transactions under the Common Stock Purchase Agreement will be settled between the parties. To date, the Company has not issued any shares of its common stock under the Common Stock Purchase Agreement.

The foregoing description of the Amendment is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On October 4, 2023, the Company issued a press release announcing that it entered into a non-binding term sheet with its largest stockholder, for a proposed debt facility consisting of convertible promissory notes with a principal amount of up to $10 million. Any such notes, when or if issued, would be issued under one or more exemptions under the Securities Act of 1933, as amended. Neither this Current Report on Form 8-K nor the press release constitutes an offer to sell, or the solicitation of an offer to buy, any promissory notes. A copy of the news release is furnished with this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	First Amendment to Common Stock Purchase Agreement, dated October 4, 2023, between Ocean Biomedical, Inc. and White Lion Capital LLC.

99.1	Press Release dated October 4, 2023

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN BIOMEDICAL, INC.

	By:	/s/ Elizabeth Ng
Elizabeth Ng
Chief Executive Officer

Date: October 6, 2023